Exhibit 10.38
IRWIN COMMERCIAL FINANCE CORPORATION
SHAREHOLDER AGREEMENT
     THIS SHAREHOLDER AGREEMENT (the “Agreement”) is entered into on the 23rd day of December 2005, by and among IRWIN COMMERCIAL FINANCE CORPORATION, an Indiana business corporation (“ICF”), IRWIN UNION BANK AND TRUST COMPANY, an Indiana commercial bank (“IUBT”), and JOE LALEGGIA, (“LaLeggia”), ROBERT MURPHY (“Murphy”), ROBERT MORMINA (“Mormina”), LUIGI SPIZZIRRI (“Spizzirri”), MARK CANNON (“Cannon”) and JOHN RINALDI (“Rinaldi,” and together with LaLeggia, Murphy, Mormina, Spizzirri and Cannon, the “Option Holders”; ICF, IUBT, LaLeggia, Murphy, Mormina, Spizzirri, Cannon and Rinaldi are sometime referred to herein as the “Parties”).
RECITALS
A. ICF (f/k/a IRWIN CAPITAL HOLDINGS CORPORATION) was incorporated under the laws of the State of Indiana on April 6, 2001, and is a direct subsidiary of IUBT and an indirect subsidiary of Irwin Financial Corporation (“Irwin Financial”).
B. Irwin Financial, a bank holding company, organizes and conducts its various operations through a line of business organizational structure, within which the majority of its separate businesses fund their operations through IUBT.
C. One of Irwin Financial’s business segments within this structure is the consolidated commercial finance line of business, including ICF and its subsidiaries.
D. The authorized capital stock of ICF consists of 1,500 shares of common stock, without par value (“Common Shares”), and 100,000 shares of preferred stock, without par value (“Preferred Shares”).
E. All of the other authorized Common Shares that are issued and outstanding are owned by IUBT.
G. Each Option Holder has been granted an option (each, an “Options”) to purchase Common Shares pursuant to an Irwin Commercial Finance Corporation Stock Option Agreement dated even date herewith (the “Stock Option Agreements”).
H. The parties desire to set forth their agreement regarding the terms and conditions relating to the ownership of any Common Shares that may be received by the Option Holders upon the exercise of any of the Options, the transfer of such Common Shares and restrictions thereon, and certain other matters concerning ownership of such Common Shares.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. DEFINITIONS
     1.1. In this Agreement (the “Agreement”):
          (a) “Affiliate” means, with respect to a specified Person:
               (i) any Person that is Controlled by the specified Person; or
               (ii) if the specified Person is not an individual, any Person that Controls the specified Person; or
               (iii) if the specified Person is not an individual, any Person under common Control with the specified Person.
          (b) “Board” means the board of directors of ICF;
          (c) “Control” means, with respect to any Person, the (i) ownership, control or power to vote, directly or indirectly, 25 percent or more of the outstanding shares of any class of voting securities of such Person (if such Person is a corporation); (ii) control in any manner over the right to elect or appoint directly or indirectly a majority of the directors of such Person (if such Person is a corporation); or (iii) the power to manage or supervise or otherwise exercise, directly or indirectly, a controlling influence over the management of the business and affairs of such Person;
          (d) A “day” means calendar day, except where otherwise specified. If the day upon which any act or event is to occur under this Agreement falls on a Saturday, Sunday or other day on which banks in the State of Indiana or the Province of British Columbia, Canada are closed, the action or event shall occur on the following day.
          (e) “Effective Date” means the date upon which a binding agreement of purchase and sale is formed between any of the Parties to this Agreement under the terms of this Agreement, pursuant to which one Party will purchase some or all of another Party’s Common Shares, and includes the date on which an Exercise Notice or Right of First Refusal Notice is delivered;
          (f) “Exercise Notice” means any notice delivered by ICF or IUBT to an Option Holder for the purpose of exercising the Call under Section 4.1 or Section 4.2(b)(2), thereby triggering a purchase and sale of Common Shares pursuant to the provisions of Sections 4.3 and 4.4 hereof.
          (g) “Fair Market Value” means the fair market value of a Common Share as determined in accordance with Section 4.3 of this Agreement;

          (h) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or any other entity.
2. ANTI-DILUTION PROVISIONS
     2.1. Adjustment Events.
          (a) An “Adjustment Event” occurs if ICF:
               (i) pays a dividend with respect to its capital stock in Common Shares or securities convertible into Common Shares;
               (ii) subdivides its outstanding Common Shares or securities convertible into Common Shares;
               (iii) combines its outstanding Common Shares into a smaller number of Shares of any class of Common Shares; or
               (iv) issues any Common Shares or securities convertible into Common Shares in a reclassification or recapitalization of the Common Shares.
          (b) If an “Adjustment Event” occurs, the number of Common Shares held by any Option Holders immediately prior to the Adjustment Event shall be adjusted so that such Option Holders shall thereafter be entitled to receive the number of Common Shares necessary to avoid dilution of such Option Holder’s percentage ownership of Common Shares from that existing immediately prior to such Adjustment Event. An adjustment made pursuant to this Section 2.1 shall become effective immediately after the effective date of such Adjustment Event, retroactive to the record date, if any, for such Adjustment Event.
3. RESTRICTIONS ON TRANSFER
     3.1. Transfers Restricted.
          Prior to the first anniversary of the date an Option Holder acquires Common Shares, such Option Holder may not sell, transfer or dispose of any of such Common Shares other than to another Option Holder. On or after the first anniversary of the date an Option Holder acquires Common Shares, such Option Holder may sell, transfer, or dispose of any such Common Shares only pursuant to the terms of this Agreement. Any Option Holder may sell, transfer or dispose of any of his Common Shares to another Option Holder at any time. Subject to the terms of this Agreement, IUBT may sell, transfer or dispose of any of its Common Shares to any Person at any time.
     3.2. No Encumbrance.
          Except as permitted by this Agreement, an Option Holder may not mortgage, pledge, charge, hypothecate or otherwise encumber any Common Shares without ICF’s prior written consent.

     3.3. Obligation of Transferee.
          No Common Shares may be sold, transferred or issued in any event unless the Person receiving the Common Shares has executed and delivered to ICF a joinder agreement in form and substance satisfactory to ICF pursuant to which such Person agrees to be bound by the terms of this Agreement.
     3.4. Effect of Non-Permitted Transfers.
          Any sale, transfer or other disposition of, or any attempted sale, transfer or other disposition of, Common Shares in contravention of this Agreement shall be void and of no effect for any purpose and shall not confer on any transferee or purported transferee any rights whatsoever. ICF shall not effect such a transfer on its books, nor will it treat any purported transferee as the holder of such Common Shares, and the Parties acknowledge that the certificates representing Common Shares shall bear a legend referring to the restrictions imposed by this Agreement.
     3.5. Legend on Share Certificates.
          The share certificates representing each of the Common Shares are to be legibly stamped or endorsed with the following statement:
“The shares represented by this Certificate have not been registered under the federal Securities Act of 1933 (the “1933 Act”) or any state securities law. These shares cannot be transferred, pledged or hypothecated except in accordance with the provisions of Regulation S under the 1933 Act, pursuant to registration under the 1933 Act and applicable state securities laws, or unless Irwin Commercial Finance Corporation has received an opinion of counsel satisfactory to it that registration under such laws is not required by virtue of an available exemption from such registration requirements. The sale, transfer, pledge and hypothecation of the shares represented by this Certificate are restricted under the terms of an Agreement among Irwin Commercial Finance Corporation, Irwin Union Bank and Trust Company and Certain Individuals, dated as of December 23, 2005. Hedging transactions involving such shares may not be conducted unless in compliance with the 1933 Act.”
4. CALL RIGHT; RIGHT OF FIRST REFUSAL
     4.1. ICF and IUBT Call Right.
          With respect to each Option Holder, each of ICF and IUBT shall have the right to purchase (the “Call”), and each such Option Holder shall have the obligation to sell upon the exercise of such Call, all or any portion of such Option Holder’s Common Shares (a) at any time after the first anniversary of the date on which such Option Holder acquires such

Common Shares, by delivery of an Exercise Notice to such Option Holder or his personal representative (with the date of such Exercise Notice constituting the “Effective Date” for purposes of determining the Fair Market Value of the Common Shares in accordance with Section 4.3) or (b) upon any proposed transfer of Common Shares by such Option Holder to a third party that is not an Affiliate of ICF or another Option Holder, in which case the Call shall be exercisable pursuant to the procedures set forth in Section 4.2.
     4.2. Right of First Refusal.
          In the event on or after the first anniversary of the date on which an Option Holder acquires Common Shares, such Option Holder proposes to transfer such Common Shares pursuant to a bona fide purchase offer received from a third party that is not an Affiliate of ICF, the Call right of each of ICF and IUBT shall be in the form of a right of first refusal to purchase such Common Shares upon the following terms:
          (a) The Option Holder shall first notify ICF and IUBT in writing at least 30 days in advance of the proposed transfer. The notice shall contain all of the terms of the proposed transfer, including, without limitation, the name and address of the prospective transferee, the purchase price and other terms and conditions of payment (or the minimum purchase price or basis for determining the minimum purchase price and other minimum acceptable terms and conditions), the date on or about which the transfer is to be made, and the number of Common Shares to be transferred (the “Transfer Notice”).
          (b) Within 10 business days after receipt of the Transfer Notice, either ICF or IUBT (the “Exercising Party”) may notify the Option Holder that it intends either:
               (1) to exercise its Call by purchasing all (but not less than all) of the Common Shares proposed to be transferred pursuant to the terms and conditions as set forth in the Transfer Notice (the “Right of First Refusal Notice”), in which case the provisions of Subsection 4.2(c) shall govern such purchase and sale, or
               (2) to exercise its Call by purchasing all (but not less than all) of the Common Shares proposed to be transferred pursuant to the provisions of Sections 4.3 and 4.4, in which case the Exercising Party shall deliver an Exercise Notice, and the provisions of Sections 4.3 and 4.4 shall govern such purchase and sale.
If the Exercising Party exercises its Call under this Subsection 4.2(b), a binding contract of purchase and sale will be formed between it and the Option Holder upon the delivery of the Right of First Refusal Notice or the Exercise Notice, as the case may be.
          (c) If the Exercising Party delivers a Right of First Refusal Notice, the Exercising Party will buy, and the Option Holder will sell, the Common Shares at the time, at the price, and on the same terms and conditions as those contained in the Transfer Notice, subject to the following:
               (1) If the Transfer Notice provides for payment over time, the Exercising Party will have the option to make payment all in cash for clear title at the closing of the purchase and sale;

               (2) If the Transfer Notice provides for the closing to take place more than 30 days after the delivery of the Transfer Notice, the Exercising Party will have the option to close its purchase on or before the 30th day after delivery of the Transfer Notice.
          (d) After compliance with the provisions of this Section 4.2, if no Call has been exercised, the Option Holder may transfer his Common Shares, but only to the transferee designated in the Transfer Notice, at the time, at the price, and on the same terms and conditions as those contained in the Transfer Notice. If no Call is exercised and such proposed transfer to a third party is not consummated within 30 days after delivery of the Transfer Notice, any proposed sale of the Common Shares will again become subject to the notice provisions and the right of first refusal provided in this Section 4.2.
     4.3. Purchase Price.
          If ICF or IUBT exercises its Call pursuant to Section 4.1 or Section 4.2(b)(2), the purchase price (“Purchase Price”) for each Common Share to be purchased shall be equal to the Fair Market Value of the Common Share, plus interest thereon from the Effective Date at the national prime rate as reported in The Wall Street Journal as of the Effective Date (the “National Prime Rate”). The Fair Market Value of a Common Share shall be determined as follows (with the date such Fair Market Value is finally determined hereunder being referred to as the “Valuation Date”):
          (a) The Board shall determine the Fair Market Value of each Common Share as of the Effective Date (the “Initial Valuation”), which Initial Valuation may be based on the opinion of an independent appraiser engaged by the Board. All costs incurred in connection with the Initial Valuation shall be borne by ICF. The Initial Valuation shall be set forth in a written notice (the “Valuation Notice”) delivered by ICF to the Option Holder as soon as practicable following the Board’s receipt of the independent appraiser’s opinion with respect to the value of the Common Shares, if any, but in any event within 60 days after delivery of the Exercise Notice.
          (b) If the Option Holder does not dispute the Initial Valuation by delivery of a written notice of dispute to ICF within 20 days after ICF’s delivery of the Valuation Notice, the Initial Valuation shall be binding upon the Parties as the Fair Market Value. If the Option Holder does dispute the Initial Valuation within the 20-day period, the Option Holder shall, at his sole expense, retain a qualified appraiser (“the Second Appraiser”) of his own choosing to make a second appraisal (the “Second Appraisal”) of the Fair Market Value of each Common Share. If the Second Appraisal is less than the Initial Valuation, the Initial Valuation shall be binding upon the Parties. If the Second Appraisal exceeds the Initial Valuation by an amount not greater than 10 percent of the Initial Valuation, the Fair Market Value of each Common Share shall be the average of the Initial Valuation and the Second Appraisal.
          (c) If the Second Appraisal exceeds the Initial Valuation by an amount greater than 10 percent of the Initial Valuation, the Board and the Second Appraiser shall act in good faith to select a third appraiser, who shall conduct a third appraisal (the “Third Appraisal”), which shall be final and binding upon the Parties. If the Third Appraisal of the Fair Market Value of each Common Share determines an amount that is closer to the amount determined by the Second Appraisal than to the amount determined by the Initial Valuation, then ICF shall reimburse the Option Holder for the cost of the Second Appraisal. All costs with respect to the fees and expenses paid or payable to the appraiser that issues the Third Appraisal shall be shared equally by ICF and the Option Holder. All other costs incurred in connection with the Third Appraisal shall be borne by the party incurring such costs.
          (d) In determining the Fair Market Value of a Common Share, all appraisers shall take into account, in addition to the factors described in Section 4.3(g) below, the internally prepared income statement and balance sheet for ICF up through the end of the month immediately preceding the Effective Date.
          (e) IUBT, ICF and the Option Holder each agree to make available to each other and to the appraisers the information used to analyze and develop the Fair Market Value in connection with the Initial Valuation and any decision by the Option Holder on whether or not to dispute the same.
          (f) Notwithstanding anything in this Agreement to the contrary, (i) under no circumstances shall IUBT, ICF or their Affiliates be obligated to do anything that would cause a violation of any Federal, state, provincial or local law, including without limitation any banking laws, and (ii) the Option Holder shall have no ownership interest, by virtue of this Agreement or the ownership of Common Shares, in Irwin Financial or IUBT, or rights as against IUBT or Irwin Financial (it being understood that the foregoing provision shall not preclude the Option Holder from owning shares, or options to acquire shares, of common stock of Irwin Financial).
          (g) The Parties agree that it is the intent and purpose of this Section 4.3 that the Fair Market Value be determined in accordance with Revenue Ruling 59-60 (as modified), a copy of which is attached hereto as Exhibit A, and the appraisers shall take into account the various factors set forth in Section 4 of Revenue Ruling 59-60; provided, however, that such factors shall not have the effect of altering or removing the consideration of the financial statements described in Section 4.3(d) above. The calculation of Fair Market Value of all issued and outstanding Common Shares shall include and reflect, after taking into account all liabilities of ICF (including inter-company debt owed to Irwin Financial, IUBT or any of their Affiliates) and the liquidation preference and preferential dividend rights of the Preferred Shares, only the value of Common Shares, and shall not include or reflect any value of Preferred Shares or any other investments in ICF made by IUBT or any of its Affiliates. In determining the Fair Market Value of a Common Share, the following rules will be applied:
               (i) the Fair Market Value per Common Share will be equal to the quotient obtained when the aggregate Fair Market Value of all of the issued and outstanding Common Shares is divided by the aggregate number of such issued and outstanding Common Shares.
               (ii) any allocations of the overhead of Irwin Financial or IUBT to the consolidated commercial finance line of business segment may be made only in a manner that is consistent with historical charges and only in a manner that is consistently applied among the business units and subsidiaries of Irwin Financial; and

               (iii) there will be no consideration of a liquidity or marketability discount or bonus applied to minority Common Shares.
          (h) In determining the Fair Market Value of a Common Share, any transaction between ICF, on the one hand, and IUBT or other Affiliates of Irwin Financial, on the other hand, will be based upon the manner booked by the relevant entities, or on the basis of arm’s length transactions, whichever would be more favorable to ICF. The Parties acknowledge that some transactions may not have comparable arm’s length transactions available, in which case such value shall be based upon the manner booked by IUBT or such other Affiliates of Irwin Financial, to the extent reasonable.
          (i) The Purchase Price shall be increased or decreased appropriately, without duplication, to reflect the occurrence after the Effective Date of an Adjustment Event, as defined in Subsection 2.1(a).
     4.4. Option Closing.
          The closing (“Option Closing”) of the purchase and sale of the Common Shares, whether pursuant to a Call exercised in accordance with Section 4.1 or Section 4.2(b)(2), will take place on a date selected by the party exercising the Call (whether IUBT or ICF),as the case may be, which date will not be later than the 30th day following the Valuation Date unless the parties agree otherwise, but shall in any case be no later than the 90th day following the Valuation Date. The parties shall use their best efforts to complete the entire valuation and closing process within the designated period. At the Option Closing, the Option Holder will tender all the Common Shares subject to the Call to ICF or IUBT, as the case may be, and ICF or IUBT, as the case may be, will make payment of the Purchase Price for all such Common Shares to the Option Holder.
          During any period of determination of Fair Market Value, the Parties agree to use their best efforts to carry on the business of ICF in the normal course and in the best interest of ICF. On the Option Closing date, the Option Holder will sign and deliver to ICF all documents necessary to transfer, free and clear of all liens, claims and other encumbrances, his/her Common Shares to ICF or IUBT, as the case may be, including the stock certificates representing the Common Shares duly endorsed for transfer. The Option Holder hereby appoints each of ICF and IUBT, as the case may be, as the Option Holder’s attorney-in-fact, coupled with an interest, with full power and authority to sign and deliver all resolutions and share transfers which may be required under this Section 4.4. This appointment is irrevocable while the Option Holder owns Common Shares but will lapse automatically as soon as the Option Holder ceases to own Common Shares.
     4.5. Request for Determination of Fair Market Value.
          An Option Holder shall have the right, upon request, to have an internal determination of Fair Market Value made by the Board, which right may not be exercised more frequently than annually and only during the month of June, with a Valuation Date as of June 30 (it being understood that any such determination shall be binding and not subject to further review or appraisal until a subsequent request is made in the following year pursuant to this

Section 4.5 or until a subsequent appraisal is conducted in accordance with the provisions of Section 4.3 hereof).
5. Exit Provisions.
     5.1. Exit Provisions.
          (a) If:
               (i) IUBT and the Option Holders receive a simultaneous bona fide arm’s length offer from a third party (other than an Affiliate of any Option Holder) to purchase any of the issued and outstanding Common Shares (it being understood that the provisions of this Section 5.1 shall not apply to such a simultaneous offer for all of the issued and outstanding Common Shares); or
               (ii) ICF receives a bona fide arm’s length offer from a third party (other than an Affiliate of any Option Holder) to purchase all of its assets and business or to acquire ICF through any other form of business combination (whether by merger or otherwise), which, in either case, IUBT or ICF wishes to accept (in either instance, the “Exit Offer”). IUBT or ICF as the case may be will notify the Option Holders in writing, within 15 days of its receipt of the Exit Offer (the “Exit Notice”), that (i) IUBT or ICF, as the case may be, wishes to accept the Exit Offer and (ii) in the case of an asset sale or other business combination, IUBT and/or ICF intends to vote to approve the transaction described in the Exit Offer.
          (b) The Exit Notice shall contain all of the terms and conditions of the proposed sale, including, without limitation, the name and address of the prospective buyer, the purchase price and other components of the transaction value, the terms of payment, other terms and conditions (or the minimum purchase price or basis for determining the minimum purchase price and minimum acceptable other terms and conditions) and the date on or about which the sale is to be made.
          (c) IUBT and the Option Holders or ICF, as the case may be, will sell to the purchaser named in the Exit Notice:
               (i) their Common Shares, if the Exit Offer contemplated the sale of Common Shares (it being understood that IUBT may also elect to sell, or to cause ICF to redeem, its Preferred Shares to the extent such sale or redemption is contemplated by the Exit Offer), or
               (ii) the assets and business of ICF, if the Exit Offer contemplated the sale of ICF’s assets and business, whether pursuant to an asset sale transaction, a merger, or some other form of business combination, for the price and upon the terms and conditions set forth in the Exit Offer.
Each of the Option Holders and IUBT or ICF, as appropriate, shall sign all documents and do all things, or shall cause all documents to be signed and all things to be done, that are necessary to complete the sale described in the Exit Notice. Without limiting the generality of the foregoing, each of the Option Holders shall be obligated (which obligation shall be enforceable by IUBT), to sell his/her Common Shares and otherwise participate in the transaction described in the Exit Notice, to vote his/her Common Shares in favor of such transaction at any meeting of shareholders called to vote on or approve such transaction (or to execute one or more written consents in lieu of such a meeting), and otherwise take all necessary action to consummate, or cause ICF to consummate, such transaction.
          (d) Any Exit Notice may be rescinded by IUBT or ICF, as appropriate, by its delivering a written notice to the Option Holders to that effect.
          (e) Upon consummation of any transaction described in an Exit Notice, IUBT and each Option Holder shall receive the same proportion of the aggregate consideration that such holder would have received if such aggregate consideration had been distributed by ICF in complete liquidation, giving due regard to the prior rights and preferences of the Preferred Shares and the pro rata distribution of net assets remaining following the payment of amounts owed to creditors and the satisfaction of liquidation preferences.
6. CERTAIN REPRESENTATIONS AND WARRANTIES
          Each Option Holder represents and warrants to ICF and IUBT, in connection with his/her ownership of Common Shares, as the case may be, as follows:
          (a) The Option Holder will acquire and will own any Common Shares for investment purposes only and not with the view to the distribution or resale thereof.
          (b) The Option Holder understands that the transfer of the Common Shares is severely limited and that the Common Shares have not been registered under the 1933 Act, or any state or province, Canadian or other securities laws.
          (c) The Option Holder understands and agrees that the Common Shares may not be offered or sold except pursuant to the registration requirements of the 1933 Act and applicable state, provincial or other securities laws, or pursuant to an available exemption therefrom. The Option Holder agrees not to engage in hedging transactions with regard to the Common Shares except in compliance with the 1933 Act.
          (d) The Option Holder has such knowledge and experience in financial and business matters that the Option Holder is capable of evaluating the merits and risk of investment in the Common Shares. Furthermore, as a result of the Option Holder’s active involvement as officers and directors of ICF or subsidiaries of ICF, the Option Holder has had access to and actual knowledge of all material facts concerning ICF and the Common Shares, and has had the availability to ask questions and receive answers from ICF concerning the Common Shares, ICF and its operations. The Option Holder also has had the opportunity to consult with his/her legal counsel and tax adviser in connection with the investment in the Common Shares and the matters set forth in this Agreement.

          (e) The execution, delivery and performance of this Agreement by the Option Holder and the transactions contemplated hereby, do and will not violate, breach or constitute a default under any agreement or contract to which the Option Holder is a party.
7. Miscellaneous
     7.1. Further Assurances; Other Agreements; Entire Agreement.
          (a) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request, or as may be reasonably necessary, in order to carry out the intent and the provisions of this Agreement and the consummation of the transactions contemplated hereby.
          (b) This Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter of this Agreement and supersedes any and all prior agreements, whether written or oral, relating hereto.
     7.2. Notices.
          (a) Except as otherwise provided in this Agreement, all notices, requests, demands and other communications under this Agreement shall be in writing and addressed as follows (or as amended by proper notice under this Section 7.2):
               (i) If to ICF:
Irwin Commercial Finance Corporation
500 Washington Street
Columbus, Indiana 47201
Attention: Thomas D. Washburn, Chairman
               (ii) If to IUBT:
Irwin Union Bank and Trust Company
500 Washington Street
Columbus, Indiana 47201
Attention: Thomas D. Washburn, Chairman
               (iii) If to any Option Holder, at the address set forth on the signature page.
          (b) If properly addressed, as in (a) above, notice shall be deemed effective and evidenced as follows:
               (i) if by registered or certified mail, postage prepaid and return receipt requested: three Days after deposit in the United States or Canadian mails;
               (ii) if by personal delivery or delivery service: upon actual delivery evidenced by written receipt;

               (iii) if by facsimile transmission: upon sending, evidenced by facsimile confirmation or transmission log; or
               (iv) if by internationally-recognized overnight courier, on the next business day after the date when sent.
     7.3. Amendments.
          This Agreement may be amended only by a written agreement executed by each of the Parties hereto.
     7.4. Governing Law.
          This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana (without regard to conflicts of laws provisions).
     7.5. Successors and Assigns.
          This Agreement shall continue to benefit and to bind the parties and each of their permitted successors and assigns. This Agreement may be assigned by the Parties hereto to any of their respective successors and assigns who acquire Common Shares from them in compliance with the provisions hereof. All or any portion of the rights of IUBT or ICF hereunder may be assigned by them to any of their Affiliates upon notice to the Option Holders, but without the consent of the Option Holders. No Option Holder may assign this Agreement without the consent of ICF. This Agreement is not intended to create any third party beneficiaries.
     7.6. No Waiver.
          Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed to be a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. In the event a party hereto breaches any of its covenants or fails to perform any of its obligations hereunder, the other parties may proceed to protect and enforce their rights by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or obligation contained in this Agreement.
     7.7. Severability.
          It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, should any clause, portion, or paragraph of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the clause, portion or paragraph of this Agreement. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     7.8. Section Headings.
          Introductory headings at the beginning of each Section and Subsection of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such Section or Subsection of this Agreement.
     7.9. Counterparts.
          This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same Agreement. Telecopied signatures of this Agreement are effective to the same extent as original signatures.
     7.10. Time is of the Essence.
          Time shall be of the essence of any purchase and sale of Common Shares pursuant to the terms of this Agreement.
     7.11. Alternative Dispute Resolution.
          (a) Negotiation. In the event of a dispute between the parties arising out of or related to this Agreement, either party may give the other relevant party(ies) written notice of the dispute. Upon such notice being given, the parties shall attempt in good faith to resolve the dispute promptly by negotiation. Within 10 days after delivery of the notice, the receiving party(ies) shall submit to the other party a written response to the notice. Thereafter, the parties shall confer in person or by telephone promptly to attempt to resolve the dispute.
          (b) Mediation. If such dispute has not been resolved by negotiation within 30 days of the sending of the original notice, or if the parties have failed to confer within 20 days after delivery of the original notice, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process. All negotiations and proceedings pursuant to subparagraph (a) and this subparagraph (b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.
          (c) Arbitration. If the dispute has not been resolved by negotiation or mediation as provided herein within 90 days of the initiation of the CPR mediation procedure, the parties shall finally settle such dispute by binding arbitration conducted expeditiously in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator; provided, however, that if one party has requested the other party(ies) to participate in negotiation or mediation and the other party(ies) has failed to participate, the requesting party may initiate arbitration before expiration of the above period. Unless otherwise agreed, the sole arbitrator will be a lawyer selected from the CPR Panels of Distinguished Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.
          The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Columbus, Indiana. In deciding the dispute, the arbitrator shall be bound by, and shall faithfully apply, the laws of the State of Indiana, including the laws of evidence but excepting the rules of procedure. Notwithstanding anything in the foregoing to the contrary, the arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such excessive damages with respect to any dispute between them resolved by arbitration. The statute of limitations of the State of Indiana applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses shall be available based upon the passage of time during any negotiation or mediation called for by the preceding subparagraphs (a) and (b).
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and deem it effective as of the date written above.

IRWIN COMMERCIAL FINANCE CORPORATION		IRWIN UNION BANK AND TRUST COMPANY

By:	/s/ Thomas D. Washburn	By:	/s/ Gregory F. Ehlinger

	Thomas D. Washburn, Chairman		Gregory F. Ehlinger, Vice President and Chief Financial Officer

/s/ JOSEPH LALEGGIA	/s/ LUIGI SPIZZIRRI

Address:	Address:

/s/ MARK CANNON	/s/ ROBERT MURPHY

Address:	Address:

/s/ ROBERT MORMINA	/s/ JOHN RINALDI

Address:	Address: